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                                                                     Exhibit 4.1

                      Form of Common Stock Purchase Warrant

                                     WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OF AMERICA OR TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, AS DEFINED IN REGULATION S ("REGULATION S") AS PROMULGATED UNDER THE SECURITIES ACT (OTHER THAN DISTRIBUTORS AS DEFINED IN REGULATION S) DURING THE RESTRICTED PERIOD (AS DEFINED IN REGULATION S) UNLESS (1) THE SECURITIES ARE REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR
(2) THE SECURITIES ARE OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

                             VISUAL DATA CORPORATION

                        WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 2001-1
         Number of Shares: 146,128
Date of Original Issuance: May 21, 2001


VISUAL DATA CORPORATION, a Florida corporation (the "COMPANY"), hereby certifies that, for Ten United States Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PROTIUS OVERSEAS LIMITED, the registered holder hereof or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant, at any time or times on or after the date hereof, but not after 11:59 P.M. Central Time on the Expiration Date (as defined herein) ONE HUNDRED FORTY-SIX THOUSAND ONE HUNDRED TWENTY-EIGHT (146,128) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the "WARRANT SHARES") at the purchase price per share provided in Section 1(b) below.



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         Section 1.

                  (a) SECURITIES PURCHASE AGREEMENT. This Warrant is one of the Warrants issued pursuant to the terms of that certain Securities Purchase Agreement dated as of May 21, 2001, among the Company and the Buyer referred to therein (the "SECURITIES PURCHASE AGREEMENT").

                  (b) DEFINITIONS. The following words and terms as used in this Warrant shall have the following meanings:

                           (i) "APPROVED STOCK PLAN" shall mean any employee
benefit plan which has been approved by the Board of Directors of the Company and meets the qualifications and requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company.

                           (ii) "COMMON STOCK" means (i) the Company's common
stock, par value $.0001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

                           (iii) "COMMON STOCK DEEMED OUTSTANDING" means, at any
given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8(b)(i) and 8(b)(ii) hereof regardless of whether the Options (as defined below) or Convertible Securities (as defined below) are actually exercisable or convertible at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of the Warrants.

                           (iv) "CONVERTIBLE SECURITIES" means any stock or
securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                           (v) "EXPIRATION DATE" means the date three (3) years
from the date of this Warrant or, if such date falls on a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of Chicago or the State of Florida or on which trading does not take place on the principal exchange or automated quotation system on which the Common Stock is traded (a "HOLIDAY"), the next date that is not a Holiday.

                           (vi) "OPTIONS" means any rights, warrants or options
to subscribe for or purchase Common Stock or Convertible Securities.








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                           (vii) "OTHER SECURITIES" means (i) those warrants of
the Company issued prior to, and outstanding on, the date of issuance of this Warrant and (ii) the shares of Common Stock issued to the holder hereof pursuant to the Securities Purchase Agreement.

                           (viii) "PERSON" means an individual, a limited
liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (ix) "PRINCIPAL MARKET" has the meaning set forth in
the Securities Purchase Agreement.

                           (x) "SECURITIES ACT" means the Securities Act of
1933, as amended.

                           (xi) "WARRANT" means this Warrant and all Warrants
issued in exchange, transfer or replacement of any thereof.

                           (xii) "WARRANT EXERCISE PRICE" shall be $2.76 per
common share (being the closing bid price for the Company's Common Stock on the date hereof), subject to adjustment as hereinafter provided.

         Section 2. EXERCISE OF WARRANT.

                  (a) Subject to the terms and conditions hereof, including without limitation Section 2(e) below, this Warrant may be exercised by the holder hereof then registered on the books of the Company, in whole or in part, at any time on any business day on or after the opening of business on the date hereof and prior to 11:59 P.M. Central Time on the Expiration Date by (i) delivery of a written notice, in the form of the subscription notice attached as EXHIBIT A hereto (the "EXERCISE NOTICE"), of such holder's election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) (A) payment to the Company of an amount equal to the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (plus any applicable issue or transfer taxes) (the "AGGREGATE EXERCISE PRICE") in cash or by check or wire transfer or (B) by notifying the Company that it should subtract from the number of Warrant Shares issuable to the holder upon such exercise an amount of Warrant Shares having a last reported sale price (as reported by Bloomberg) on the date immediately preceding the date of the subscription notice equal to the Aggregate Exercise Price of the Warrant Shares for which this Warrant is being exercised (a "CASHLESS EXERCISE"), and (iii) the surrender to a common carrier for delivery to the Company as soon as practicable following such





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date, this Warrant (or an indemnification undertaking with respect to this
Warrant in the case of its loss, theft or destruction); provided, that if such Warrant Shares are to be issued in any name other than that of the registered holder of this Warrant, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable. In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), a certificate or certificates for the Warrant Shares so purchased, in such denominations as may be requested by the holder hereof and registered in the name of, or as directed by, the holder, shall be delivered at the Company's expense to, or as directed by, such holder as soon as practicable, and in no event later than three (3) business days, after the Company's receipt of the Exercise Notice, the Aggregate Exercise Price and this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction). Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii)(A) above or notification to the Company of a Cashless Exercise referred to in clause (ii)(B) above, the holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of this Warrant as required by clause (iii) above or the certificates evidencing such Warrant Shares. In the case of a dispute as to the determination of the Warrant Exercise Price, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) Business Days of receipt of the holder's subscription notice. If the holder and the Company are unable to agree upon the determination of the Warrant Exercise Price or arithmetic calculation of the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall immediately submit via facsimile (i) the disputed determination of the Warrant Exercise Price to an independent, reputable investment banking firm or (ii) the disputed arithmetic calculation of the Warrant Shares to its independent, outside accountant. The Company shall cause the investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment banking firm's or accountant's determination or calculation, as the case may be, shall be deemed conclusive absent manifest error and the Company and holder hereof shall be equally liable for the costs and expenses related to such determination or calculation.

                  (b) Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than five (5) business days after any exercise and at its own expense, issue a new Warrant identical in all respects to this Warrant exercised except it shall represent rights to purchase the number of Warrant Shares purchasable immediately





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prior to such exercise under this Warrant exercised, less the number of Warrant
Shares with respect to which such Warrant is exercised.

                  (c) No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number.

                  (d) [Omitted].

                  (e) The Company shall not affect any exercise of any Warrant and no holder of any Warrant shall have the right to exercise any Warrant pursuant to Section 2 to the extent that after giving effect to such exercise such Person (together with such Person's affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such exercise and (B) would have acquired, through exercise of any Warrant or otherwise, in excess of 4.9% of the outstanding shares of the Common Stock following such exercise during the 60-day period ending on and including such exercise date. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon exercise of the Warrants with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercisable Warrants beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. A holder of this Warrant may waive the restrictions of this paragraph only upon not less than 61 days prior written notice to the Company (with such waiver taking effect only upon the expiration of such 61 day notice period). Notwithstanding anything to the contrary contained herein, each Exercise Notice shall constitute a representation by the holder submitting such Exercise Notice that, after giving effect to such Exercise Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(e)) and (B) during the 60-day period ending on and including such exercise date, the holder will not have acquired, through exercise of any Warrant or otherwise, a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of





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Common Stock outstanding, but after giving effect to exercise of any Warrant by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

                  (f) The Company shall not be obligated to issue any Warrant Shares upon exercise of this Warrant if the issuance of such shares of Common Stock would cause the Company to exceed that number of shares of Common Stock which the Company may issue upon exercise of this Warrant (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of Principal Market, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of Warrants representing a majority of the Warrant Shares then issuable upon exercise of outstanding Warrants. Until such approval or written opinion is obtained, the holder of this Warrant shall not be issued, upon exercise of this Warrant, Warrant Shares in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock issued to such holder (or predecessor in interest) pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of shares of Common Stock issued to the Buyer (as defined in the Securities Purchase Agreement) pursuant to the Securities Purchase Agreement. In the event the Company is prohibited from issuing Warrant Shares as a result of the operation of this Section 2(f), at the sole discretion of the holder hereof, the Company shall redeem for cash those Warrant Shares which cannot be issued, at a price equal to the difference between the closing ask price and the Warrant Exercise Price of such Warrant Shares as of the date of the attempted exercise.

         Section 3. COVENANTS AS TO COMMON STOCK. The Company hereby covenants and agrees as follows:

                  (a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

                  (b) All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (c) During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved




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at least 100% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Warrant Exercise Price.

                  (d) The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

                  (e) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

                  (f) This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

         Section 4. TAXES. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant if the Warrant Shares are being delivered to the holder and exclusive of any income, withholding or similar tax.

         Section 5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, no holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the



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holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of this Warrant of the Warrant Shares which he or she is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company will provide the holder of this Warrant with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

         Section 6. REPRESENTATIONS OF HOLDER.

                  (a) Upon exercise, the holder hereof shall be acquiring the common shares received upon exercise of this Warrant for its own account and not on behalf of any "U.S. person" (as that term is defined in Regulation S (a "U.S. PERSON") promulgated under the Securities Act ("REGULATION S")), and the Buyer shall not have entered into any pre-arranged sale or distribution of the common shares with a purchaser in the United States of America;

                  (b) Upon exercise, the Buyer acknowledges that all offers and sales of the common shares received upon exercise of this Warrant prior to the expiration of a period commencing on the Closing Date (as defined in the Securities Purchase Agreement) and ending one (1) year thereafter (the "RESTRICTED PERIOD") shall only be made in compliance with Regulation S as promulgated under the Securities Act, pursuant to an effective registration statement in accordance with the Securities Act covering the common shares received upon exercise of this Warrant for resale or pursuant to an exemption from registration under the Securities Act;

                  (c) Upon exercise, the Buyer acknowledges that, in the view of the United States Securities and Exchange Commission, the statutory exemption claimed for this transaction would not be present if the offering of the common shares received upon exercise of this Warrant, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act; and

                  (d) Upon exercise, the holder hereof is not acting as an underwriter of, or dealer in, the common shares received upon exercise of this Warrant;





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the holder hereof is not participating, pursuant to a contractual agreement, in the distribution of the common shares received upon exercise of this Warrant.

         Section 7. OWNERSHIP AND TRANSFER.

                  (a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

                  (b) This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed warrant power in the form of EXHIBIT B attached hereto; provided, however, that any transfer or assignment shall be subject to the conditions set forth in Section 7(c) below.

                  (c) The holder hereof understands that all offers and sales of the common shares received upon exercise of this Warrant prior to the expiration of the Restricted Period shall only be made in compliance with Regulation S, pursuant to an effective registration statement in accordance with the Securities Act covering the common shares received upon exercise of this Warrant for resale or pursuant to an exemption from registration under the Securities Act, and all offers and sales of the common shares received upon exercise of this Warrant after the Restricted Period shall be made only pursuant to such an effective registration statement or pursuant to such exemption from registration.

                  (d) The Company is obligated to register the Warrant Shares for resale under the Securities Act pursuant to the Registration Rights Agreement dated May 21, 2001 by and between the Company and the Buyer listed on the signature page thereto (the "REGISTRATION RIGHTS AGREEMENT") and the initial holder of this Warrant (and certain assignees thereof) is entitled to the registration rights in respect of the Warrant Shares as set forth in the Registration Rights Agreement.



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         Section 8. ADJUSTMENT OF WARRANT EXERCISE PRICE AND NUMBER OF SHARES.
The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

                  (a) ADJUSTMENT OF WARRANT EXERCISE PRICE AND NUMBER OF SHARES UPON ISSUANCE OF COMMON STOCK. If and whenever on or after the date of issuance of this Warrant through and until the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) covering for resale all the Company common shares underlying this Warrant, the Company issues or sells, or in accordance with Section 8(b) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or upon exercise or conversion of the Other Securities or any Exempt Issuance (as defined in Section 9 of the Securities Purchase Agreement)) for a consideration per share less than the Warrant Exercise Price in effect immediately prior to such time (the "APPLICABLE PRICE"), then immediately after such issue or sale the Warrant Exercise Price then in effect shall be reduced to an amount equal to the product of (x) the Warrant Exercise Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (II) the consideration, if any, received by the Company upon such issue or sale, by (2) the product derived by multiplying the (I) Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Upon each such adjustment of the Warrant Exercise Price hereunder, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment.

                  (b) EFFECT ON WARRANT EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Warrant Exercise Price under Section 8(a) above, the following shall be applicable:

                           (i) ISSUANCE OF OPTIONS. If the Company in any manner
grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding



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and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(b)(i), the "lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 8(b)(i) to the extent that such adjustment is based solely on the fact that the Convertible Securities issuable upon exercise of such Option are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                           (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the
Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(b)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion or exchange of such Convertible Security. No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Warrant Exercise Price had been or are to be made pursuant to other provisions of this Section 8(b), no further adjustment of the Warrant Exercise Price shall be made by reason of such issue or sale. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 8(b)(ii) to the extent that such adjustment is based solely on the fact that such Convertible Securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                           (iii) CHANGE IN OPTION PRICE OR RATE OF CONVERSION.
If the purchase price provided for in any Options, the additional consideration, if any, payable




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upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Warrant Exercise Price in effect at the time of such change shall be adjusted to the Warrant Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock acquirable hereunder shall be correspondingly readjusted. For purposes of this Section 8(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Warrant Exercise Price then in effect.

                  (c) EFFECT ON WARRANT EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Warrant Exercise Price under Sections 8(a) and 8(b), the following shall be applicable:

                           (i) CALCULATION OF CONSIDERATION RECEIVED. In case
any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the market price of such securities for the twenty (20) consecutive trading days immediately preceding the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined by the Company using its reasonable best efforts and good faith.



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                           (ii) RECORD DATE. If the Company sets a record date
concerning the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (d) ADJUSTMENT OF WARRANT EXERCISE PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased.

                  (e) DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other transaction), other than a dividend receivable only in cash (a "DISTRIBUTION"), at any time after the issuance of this Warrant, then, in each such case:

                           (i) the Warrant Exercise Price in effect immediately
prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Warrant Exercise Price by a fraction of which (A) the numerator shall be the Closing bid price on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company's Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the Closing bid price on the trading day immediately preceding such record date; and

                           (ii) at the sole discretion of the holder hereof,
either (A) the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i), or (B) in the event that the Distribution is of common stock of a company whose common stock is traded on a national securities exchange or a national automated quotation system, then the holder of this Warrant shall receive an additional warrant to purchase Common Stock, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the amount of the assets that would have been payable to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant immediately prior to such record date and with an exercise price equal to the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i).

                  (f) [Omitted].

                  (g) NOTICES.

                           (i) Immediately upon any adjustment of the Warrant
Exercise Price, the Company will give written notice thereof to the holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                           (ii) The Company will give written notice to the
holder of this Warrant at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                           (iii) The Company will also give written notice to
the holder of this Warrant at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

         Section 9. PURCHASE RIGHTS; REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.

                   (a) In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (b) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") written agreement (in form and substance satisfactory to the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding) to deliver to each holder of Warrants in exchange for such Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the holders of the Warrants (including, an adjusted warrant exercise price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger or sale). Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding) to insure that each of the holders of the Warrants will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrants, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the exercise of such holder's

Warrant as of the date of such Organic Change (without taking into account any limitations or restrictions on the exerciseability of this Warrant).

         Section 10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on receipt of an indemnification undertaking, issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

         Section 11. NOTICE. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

                  If to the Company:

                           Visual Data Corporation
                           1291 S.W. 29th Avenue
                           Pompano Beach, Florida 33069
                           Telephone: 954/917-6655
                           Facsimile: 954/917-6660
                           Attention: Randy S. Selman


                  With copy to:

                           Atlas, Pearlman P.A.
                           350 E. Las Olas Blvd., Ste. 1700
                           Ft. Lauderdale, Florida 33301
                           Telephone:       (954) 766-7816
                           Facsimile:       (954) 766-7800
                           Attention:       Joel D. Mayersohn, Esq.


If to a holder of this Warrant, to it at the address and facsimile number set forth on the Schedule of Buyer to the Securities Purchase Agreement, with copies to such holder's representatives as set forth on such Schedule of Buyers, or at such other address and facsimile as shall be delivered to the Company upon the issuance or transfer of this

Warrant. Each party shall provide five days' prior written notice to the other party of any change in address or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

         Section 12. AMENDMENTS. This Warrant and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party or holder hereof against which enforcement of such change, waiver, discharge or termination is sought.

         Section 13. DATE. The date of this Warrant is May 21, 2001. This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

         Section 14. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding; provided that no such action may increase the Warrant Exercise Price of the Warrants or decrease the number of shares or class of stock obtainable upon exercise of any Warrants without the written consent of the holder of such Warrant.

         Section 15. DESCRIPTIVE HEADINGS; GOVERNING LAW. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida.

                            [Signature Page Follows]

         This Warrant has been duly executed by the Company as of the date first set forth above.

                                       VISUAL DATA CORPORATION



                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------